Exhibit 23.4

CONSENT OF PROFESSIONAL BANK SERVICES, INC.

We consent to the inclusion of our fairness opinion letter to the Board of Directors of Peoples Bancorp, Inc. of Bullitt County dated June 4, 2015 as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by First Capital, Inc. in connection with the proposed merger of Peoples Bancorp, Inc. of Bullitt County with and into First Capital, Inc.  We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in the Joint Proxy Statement/Prospectus in conjunction therewith.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Professional Bank Services, Inc.

PROFESSIONAL BANK SERVICES, INC.

Louisville, Kentucky
September 15, 2015